Exhibit 4.13
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

CoreWeave, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock. References herein to the terms the “company,” “we,” “our,” and “us” refer to CoreWeave, Inc.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our amended and restated certificate of incorporation, our amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law (the “DGCL”). This summary is not complete, and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the DGCL for additional information.

Capitalization

Our authorized capital stock consists of 3,000,000,000 shares of our Class A common stock, $0.000005 par value per share, 200,000,000 shares of our Class B common stock, $0.000005 par value per share, 200,000,000 shares of our Class C common stock, $0.000005 par value per share, and 100,000,000 shares of undesignated preferred stock, $0.000005 par value per share.

Class A Common Stock, Class B Common Stock and Class C Common Stock

We have three series of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of holders of shares of our Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion rights.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our Class A common stock, Class B common stock, and Class C common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of shares of our Class A common stock are entitled to one vote for each share of our Class A common stock held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to ten votes for each share of our Class B common stock held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are entitled to no votes for each share of our Class C common stock held on all matters submitted to a vote of stockholders, except as otherwise required by law.

Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law. Delaware law could require holders of our Class A common stock, Class B common stock, or Class C common stock to vote separately as a single class if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely.

In addition, our amended and restated certificate of incorporation provides that a separate vote of the holders of our Class B common stock will be required in connection with any amendment to our amended and restated certificate of incorporation that would alter the rights of the Class B common stock, reclassify any shares of our Class A common stock into shares senior to the Class B common stock, or authorize the issuance of any shares of capital stock with voting rights greater than one vote per share (other than the Class B common stock). We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

No Preemptive or Similar Rights

Our Class A common stock, Class B common stock, and Class C common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock, Class B common stock, and Class C common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Class B Common Stock. Each outstanding share of our Class B common stock held by Michael Intrator, Brian Venturo and Brannin McBee (each, a “Co-Founder”) or certain permitted affiliates (collectively, the “Applicable Holders”) is convertible at any time at the option of the applicable Co-Founder into one share of our Class A common stock. In addition, each share of our Class B common stock held by an Applicable Holder will convert automatically into one share of our Class A common stock (i) upon any transfer, whether or not for value, which occurs after the closing of our initial public offering, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to spouses, trusts for which the stockholder or their spouse serves as trustee, and partnerships, corporations, and other entities exclusively owned by the Co-Founder or their spouse; (ii) upon the date fixed by the board of directors, which date will be no more than 61 days following the first date on which the applicable Co-Founder and his permitted affiliates hold less than 50% of the aggregate outstanding shares of our Class A common stock and Class B common stock (including shares underlying outstanding options or other convertible securities) held on March 27, 2025, the date on which the registration statement for our initial public offering was declared effective by the Securities and Exchange Commission (“SEC”); (iii) upon the date fixed by the board of directors following the first date the applicable Co-Founder is no longer providing services that occupy substantially all of his working time and business efforts to us as an officer, employee, or consultant, as determined by the board of directors (other than as a result of termination of such Co-Founder’s employment without cause) (a “Service Termination”), which date will be no more than 61 days following such Service Termination; (iv) upon the date the applicable Co-Founder’s employment is terminated for cause; and (v) upon the date fixed by the board of directors after the death or disability of the applicable Co-Founder, which date will be no more than 61 days following such Service Termination. Once converted or transferred and converted into our Class A common stock, the Class B common stock will not be reissued.

All the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the earlier of (x) a date that is fixed by our board of directors that is no more than 61 days following the seventh anniversary of our initial public offering, (y) the date specified by the affirmative vote of two-thirds of the outstanding voting power of the Class B common stock, or (z) no more than 61 days following Michael Intrator’s Service Termination (such conversion, the “Class B Automatic Conversion”). Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into our Class A common stock, the Class B common stock may not be reissued.
Class C Common Stock. All of the outstanding shares of our Class C common stock will automatically convert into shares of our Class A common stock following both (a) the earliest of (i) the conversion or exchange of all then-outstanding shares of our Class B common stock into or for shares of our Class A common stock, (ii) the Class B Automatic Conversion, and (iii) the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock and upon (b) the date and time or occurrence of an event specified by the vote of the holders of a majority of the then-outstanding shares of Class A common stock.

Class C Common Stock

Our authorized but unissued shares of Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the rules of The Nasdaq Stock Market LLC. We may in the future issue shares of our Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, and equity incentives to our employees, consultants, and directors. Our Class C common stock provides us with the flexibility to do so without diluting the existing voting power of the outstanding shares of our Class A common stock and Class B common stock. Because our Class C common stock carries no voting rights (except as otherwise required by law) and is not listed for trading on an exchange or registered for sale with the SEC, shares of our Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of our Class A common stock, although we may seek to list shares of our Class C common stock for trading and register shares of our Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue shares of our Class C common stock in the future, the holders of our Class B common stock may be able to hold significant voting control and determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued shares of our Class A common stock rather than shares of our Class C common stock in such transactions. In addition, each share of our Class C common stock will automatically convert into one share of our Class A common stock following both (i) the earliest of (a) the conversion or exchange of all then-outstanding shares of our Class B common stock into or for shares of our Class A common stock, (b) the Class B Automatic Conversion, and (c) the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock and upon (ii) the date and time or occurrence of an event specified by the vote of the holders of a majority of the then-outstanding shares of Class A common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the vote of the holders of our capital stock entitled to vote thereon, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock, Class B common stock, and Class C common stock.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•before the stockholder became interested, our board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•Multi-Class Common Stock. Our amended and restated certificate of incorporation provides for a multi-class common stock structure pursuant to which holders of our Class B common stock may have significant influence over the outcome of matters submitted to our stockholders for approval, even if they own significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

•Board of directors vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•Classified board. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of our board of directors, removal of directors, special meetings, and actions by written consent; provided, that, if two-thirds of our board of directors has approved the adoption, amendment or repeal of such provision, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to adopt, amend or repeal such provision. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock is required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the amended and restated bylaws that is approved by our board of directors and submitted to the stockholders for adoption, if two-thirds of our board of directors elects to submit such adoption, amendment, or repeal of any provisions of our amended and restated bylaws to our stockholders for adoption, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to adopt, amend, or repeal any provision of our amended and restated bylaws.

•Stockholder action; Special meeting of stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders; provided that stockholder action by written consent of a majority of the voting power of all then-outstanding shares of our capital stock is permitted so long as the voting power of all then-outstanding shares of Class B common stock represents greater than a majority of the combined voting power of all then-outstanding shares of our capital stock. As a result, holders of our capital stock, other than holders of a majority of then-outstanding shares of Class B common stock as previously described, would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our chief executive officer, or our lead independent director, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding capital stock.

•Issuance of undesignated preferred stock. Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

•Exclusive forum. Our amended and restated bylaws provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; any action asserting a claim against us that is governed by the internal affairs doctrine or asserting an “internal corporate claim,” as defined by the DGCL; or any to interpret, apply, enforce, or determine the validity of the amended and restated certificate of incorporation or amended and restated bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated bylaws also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”) (the “Federal Forum Provision”). While there can be no assurance that federal or state courts will follow the holding of the Supreme Court of the State of Delaware which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. As Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find the Federal Forum Provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

Transfer Agent

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.
Exchange Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “CRWV.”

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